Exhibit 10.1

Plan Document and

Summary Plan Description For

TRIMERIS, INC.

SEVERANCE PAY PLAN

As Amended and Restated

Effective December 3, 2006

INTRODUCTION

Trimeris, Inc. (hereinafter “the Company”) established this Severance Pay Plan (the “Plan”) as a discretionary program designed to assist eligible employees of the Company who are displaced or whose employment is terminated. Except as expressly provided herein, this amendment and restatement applies to eligible employees displaced or terminated on or after November 1, 2006. The primary purpose of the Plan is to ease the transition to new employment and to minimize the financial hardship that might result when eligible employees lose their jobs through no fault of their own.

This Plan Document and Summary Plan Description describes when you may be eligible for severance benefits and what amount of benefits you may receive. Please note, however, that the Administrator of the Severance Pay Plan has full discretion in determining severance benefits, and the Administrator may, in its discretion, determine that an otherwise eligible employee will not receive severance benefits.

You should read this Plan Document and Summary Plan Description carefully. If you have any questions about the Plan, you should contact the Administrator (see the section entitled “Plan Administration” below).

BECOMING A PLAN PARTICIPANT

Participation in the Plan is limited to individuals who are common law employees of the Company, as reflected on the payroll records of the Company. However, any Company officer who has entered into a written employment agreement with the Company is not eligible to participate.

PLAN COST

The Company will pay the entire cost of all benefits provided under the Plan, solely from its general assets. The Plan is “unfunded,” and no employee is required to make any contribution to the Plan.

WHEN SEVERANCE BENEFITS ARE PAID

Terminations Covered under the Plan

The Administrator may, in its discretion, award severance benefits to you under the Plan if the Company terminates your employment on or after the Plan’s effective date. You will not have any vested right to severance benefits unless and until the Administrator awards such benefits to you and you satisfy all of the conditions for receiving such benefits.

Terminations Not Covered under the Plan

The Company will not pay you severance benefits under this Plan if:

•	You retire, resign, or otherwise voluntarily quit your employment without the Company’s consent;

•	You are a temporary employee or intern;

•	You are an officer of the Company and your employment is covered by a written employment agreement with the Company;

•	You do not sign the Severance Election and Release form agreeing to waive all claims against the Company and certain other parties; or

•	The Administrator otherwise determines, in its discretion, that the payment of severance benefits is not appropriate.

In addition, if you have a written employment or severance contract with the Company, and the contract provides for the payment of severance, salary continuation or similar benefits following termination of your employment, you will not be entitled to benefits under this Plan unless the Administrator determines that special circumstances warrant supplementing your benefits under the contract.

Severance or Separation Benefits under Other Arrangements

The Plan replaces any and all prior severance pay plans, policies, or practices (written or otherwise) that existed as of the original effective date of this Plan or may have existed prior to such effective date. However, if you have a written employment or severance contract with the Company, this Plan does not replace or supercede the terms of that contract.

Any benefits to which you may be entitled under this Plan are separate from and in addition to benefits to which you may be entitled under the retirement, deferred compensation, change in control, fringe benefit and insurance plans or arrangements maintained by the Company. Your eligibility for benefits under any such Company plan or arrangement shall be determined in accordance with the written terms and provisions of such other plan or arrangement.

Severance Election and Release Form

Severance benefits under this Plan are discretionary, and in any event you will not be entitled to any severance benefits under this Plan unless you sign and return to the Company the severance election, release and waiver form and do not revoke your signature. When you sign this form, you will be giving a complete, binding release and waiver of any and all legal claims you may have as of the date of the release relating to your employment with the Company or any related entity. The release and waiver will cover claims under federal and state law, including but not limited to:

•	claims of discrimination of any kind, including claims under the Age Discrimination in Employment Act

•	claims of wrongful discharge, constructive discharge, retaliation or any other improper conduct occurring during your employment or leading to termination of your employment

•	claims based on violations of federal or state statutes or other laws or court decisions or other legal precedents relating in any way to employment, terms and conditions of employment, or termination of employment (examples include the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Retaliatory Employment Discrimination Act, state wage and hour laws, and the Employee Retirement Income Security Act)

•	claims based on the United States Constitution or any state constitution

The Administrator shall have complete discretion to determine the form and content of the severance election, release and waiver (the “Severance Election and Release”). The Administrator shall also have complete discretion to condition the receipt of severance benefits on compliance with such other covenants as the Administrator deems necessary or appropriate to protect the reasonable business interests of the Company, and such covenants may be included in the Severance Election and Release. Examples of such other covenants include, but are not limited to, agreements not to compete, agreements to protect the confidentiality of Company information, or agreements to respect the patents, trademarks and other intellectual property of the Company.

If the Administrator determines that you will be offered severance benefits under this Plan, the Administrator will give you a copy of the Severance Election and Release form when your employment is terminated, and will give you either 21 or 45 days, depending on the circumstances, to decide whether you want to waive any such claims in return for those severance benefits. You should consult with an attorney to assist you in making your decision.

THE AMOUNT AND TIMING OF YOUR SEVERANCE PAY

Subject to the limitations set forth herein, the Administrator of the Plan has full and complete discretion to determine the amount, nature and timing of severance benefits under this Plan, and the Administrator may, in its discretion, determine that an otherwise eligible employee will receive no severance benefits upon the termination of his or her employment. There is no severance formula entitling you to a certain amount of severance benefits.

General Rules

Except as expressly provided below, any severance benefit awarded under the Plan after 2004 will be paid or otherwise delivered to you in full by the Plan’s Payment Deadline. The “Payment Deadline” is the later of:

•	March 15 immediately following the end of the calendar year in which the Administrator offers you a severance award; or

•	The 15th day of the third month immediately following the end of the Company’s fiscal year in which the Administrator offers you a severance award.

The Company in its sole discretion may provide the benefit in a single sum or in installments.

Normally, severance benefits under the Plan will not exceed six month’s pay, or one-half the employee’s annualized Base Salary as of the date of his or her termination of employment, but the Administrator has the discretion to award a larger amount. Under no circumstances, however, will severance benefits under the Plan ever exceed the limitations specified in subparagraphs (ii) or (iii) of Department of Labor Regulation Section 2510.3-2(b)(1). “Base Salary” means your base gross weekly salary, if you are a salaried employee, or your average weekly wages, if you are not a salaried employee, determined immediately prior to termination. Base Salary shall not include bonus or incentive pay, overtime pay, relocation allowances or the value of any other benefits for which you may be eligible. If you are not a salaried employee, your average weekly wages shall be based on your hourly wage rate at termination multiplied by your average number of hours worked in a week, as determined by the Administrator in its discretion.

Severance benefits shall be subject to applicable withholding, including withholding for federal, state and local income taxes and for FICA.

Amount and Timing of Severance Benefits Following Involuntary Separation from Service

The Administrator may extend the Payment Deadline until the end of the second calendar year following your termination, but only if:

•	Your termination qualifies as an involuntary separation from service; and

•	The total value of your severance benefits does not exceed the lesser of (i) two times the taxable wages paid to you by the Company in the calendar year prior to your termination, and (ii) two times the applicable compensation limit under Internal Revenue Code Section 401(a)(17) for the year preceding the year of your termination (i.e., $440,000 in 2006, based on the 2005 limit).

Your termination will qualify as an involuntary separation from service only if the Company terminates your employment and as a result of the termination you are no longer providing services for the Company or any of its affiliates in any capacity.

RETENTION OF BENEFITS

Your eligibility to continue participating in the Company’s group insurance programs and retirement plans following your termination of employment will be determined in accordance with the written terms and provisions of those programs and plans.

COBRA

The Consolidated Omnibus Budget Reconciliation Act of 1985 (known as “COBRA”) is a federal law that requires that you be allowed to continue certain benefits following your termination from employment. At the time of your termination or, if later, the termination of your coverage, the Company will provide you with information regarding your rights under COBRA and your ability to convert your coverages.

DEATH BENEFIT

In the event of your death prior to receiving full payment of any severance benefits under this Plan, the present value of any remaining payments due shall be paid in a lump sum to your estate no later than the Plan’s Payment Deadline. Present value shall be determined by assuming a 5% interest rate.

PLAN ADMINISTRATION

Named Fiduciaries

The Administrator and the Appeals Administrator named below shall be the “named fiduciaries” of the Plan.

Administrator

The Administrator of the Plan shall be the Company’s Chief Financial Officer.

The Administrator shall have all powers necessary or helpful to administering the Plan in all its details, and shall have full discretionary authority in exercising such powers. This authority includes, but is not limited to, the power:

•	To make rules and regulations for the administration of the Plan and transaction of the Plan’s business;

•	To decide who is eligible for benefits under the Plan and to determine the amount of such benefits, and to administer the Plan’s claim procedures;

•	To make any finding of fact necessary or appropriate for any purpose under the Plan, including, but not limited to, the determination of eligibility for and the amount of any benefit payable under the Plan; and

•	To interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration. This authority shall include, but is not limited to, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision.

The Administrator shall exercise the powers conferred by this Plan in its sole and absolute discretion, and all its acts and determinations will be final and binding upon all interested parties.

Notwithstanding the foregoing, the Chief Financial Officer shall have no authority to award or determine the amount of severance benefits under the Plan for himself or for any of the Company’s top five “named executive officers” (as determined under applicable federal securities laws). The Compensation Committee of the Company’s Board of Directors shall act as the Administrator in making any award to, or determining the amount of, severance benefits for the Chief Financial Officer or for any “named executive officer”.

If for any reason you are not satisfied with how you have been treated under this Plan, please note that you must exhaust the claims and appeal procedures set forth below before filing suit for benefits.

Benefit Claims Procedures

You (or your authorized representative) have the right to make a claim for benefits under this Plan by submitting a written notice of your claim with the Administrator. If all or part of your claim for benefits is denied, the Administrator will notify you in writing or electronically of the specific reasons for the denial of your claim. The notice will refer to the appropriate Plan provision on which the denial is based, describe any additional material or information necessary for you to perfect the claim and explain why such material or information is necessary. The notice will also describe how claims are reviewed and outline the steps for an appeal (including applicable time periods), and will include a statement of your rights to bring a civil action following an adverse determination on appeal.

Usually the Administrator will give you written notice of its decision within 90 days of receipt of your claim. However, the Administrator may in some cases require additional time (not more than 90 additional days) to complete its review, due to special circumstances. The Administrator will notify you before the end of the initial 90-day review period if additional time is required for review of your claim. This notice will indicate the special circumstances requiring an extension, and the date by which the Administrator expects to render its decision.

Appeal Procedures

If you disagree with the Administrator’s decision, you (or your authorized representative) may appeal and request a review of your case by the Company’s Appeals Administrator. The Appeals Administrator of the Plan shall be the Company’s Chief Executive Officer. However, the Company’s Board of Directors shall act as the Appeals Administrator in reviewing any appeal requested by any “named executive officer”.

You must request a review of your claim in writing within 60 days after the Administrator notifies you of its decision on your claim. Your request must state why you disagree with the Administrator’s decision, and you may include any information, documents, records, questions, or comments to support your appeal. You or your authorized representative shall have reasonable access to and may copy (free of charge) Plan documents and any other documents relevant to your claim.

The Appeals Administrator will review your appeal, taking into consideration all comments, documents, records and other information submitted by you or your authorized representative, even if such information was not submitted to or considered by the Administrator in the initial claim. The Appeals Administrator will notify you (or direct the Administrator to notify you) of its decision within 60 days after receipt of your appeal; however, the Appeals Administrator may in some cases require additional time (not more than 60 additional days, except as otherwise permitted by applicable Department of Labor regulations) to complete its review, due to special circumstances. The Appeals Administrator will notify you (or direct the Administrator to notify you) before the end of the initial 60 day review period if additional time is required for review of your appeal. This notice will indicate the special circumstances requiring an extension, and the date by which the Appeals Administrator expects to render its decision.

The Appeals Administrator will notify you (or direct the Administrator to notify you) in writing or electronically of its final decision and, if the decision is adverse to you the notice will include the specific reasons for the decision, reference to the Plan provisions on which the decision is based, and a statement that you are entitled to receive upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to your claim. The notice will also include a statement of your rights to bring a civil action for benefits.

In making any determination on an appeal, the Appeals Administrator shall have all of the powers of the Administrator as set forth above, including but not limited to all powers necessary or helpful to administering the Plan in all its details, and the Appeals Administrator shall have full discretionary authority in exercising such powers.

Filing Suit for Benefits

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. However, in order to do so, you must file the suit no later than 180 days after the Appeals Administrator makes a final determination to deny your claim. You must also exhaust your administrative remedies under the Plan (including the claim and appeal procedures outlined above) before bringing a civil action.

OTHER THINGS YOU NEED TO KNOW

Nature of the Plan

This Plan has been drafted as a guideline for providing severance benefits at the discretion of the Administrator. The Company shall have no legal obligation under this Plan to pay severance benefits except as determined by the Administrator in accordance with the provisions of this Plan. The Plan shall not be construed to form a contract of employment between the Company and any employee, and shall not otherwise alter the employment at will status of any employee.

Amendment or Termination of the Plan

The Company reserves the right to terminate the Plan or to amend any Plan provision. The Plan may be amended or terminated by a written instrument authorized by the Company’s Compensation Committee and signed by an executive officer of the Company.

Changing Your Address

You should notify the Administrator in writing of any change of address. If the Administrator does not have your most recent address on file and cannot locate you, benefit payments may be delayed.

Other Plans

This document is not intended to describe the provisions or administrative practices of any other benefit plans or arrangements. Any benefit rights that exist under any benefit plans other than this Plan must be determined solely in accordance with the terms and administrative practices of such other plans.

Applicable Law

To the extent not preempted by ERISA, the Plan shall be governed by and construed according to the laws of the state of North Carolina.

Severability

If a provision of this Plan shall be held illegal or invalid, the legality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

Your Rights under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.

•	You may examine all Plan documents without charge. These may include annual financial reports, plan descriptions, and other official Plan documents filed with the United States Department of Labor, if any.

•	You may obtain copies of Plan documents and certain other information, such as a copy of the Plan’s most recently filed annual report, by writing to the Administrator. The Administrator may impose a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes certain duties on the people who are responsible for operating the Plan. These people are called “fiduciaries.” The fiduciaries have a duty to operate the Plan prudently and in the interest of Plan participants. No one, including the Company, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a severance benefit or exercising your rights under ERISA.

Under ERISA, you can take the following steps to enforce your rights:

•	If you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator.

•	If your claim for benefits is denied or ignored in whole or in part, you may file suit in federal court.

•	If you are discriminated against for pursuing a benefit or exercising your ERISA rights, you may seek help from the United States Department of Labor or file suit in a federal court.

If you file a suit against the Plan, the court will decide who should pay court costs and legal fees. If you win your suit, the court may order the person you sued to pay the court costs and legal fees. If you lose your suit, the court may order you to pay the costs and fees if, for example, the court decides your suit was frivolous.

If you have any questions about your Plan, you should contact the Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, United States Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, United States Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

MISCELLANEOUS INFORMATION

This section provides general information about the Plan required by the Employee Retirement Income Security Act of 1974 (ERISA).

Plan Sponsor:	Trimeris, Inc.
3500 Paramount Parkway
Morrisville, NC 27560
(919) 419-6050

Plan Name:	Trimeris, Inc. Severance Pay Plan.
The Severance Pay Plan is a component of the Trimeris, Inc. Welfare and Insurance Benefit Program.

Administrator:	Severance Plan Administrator
c/o Trimeris, Inc.
3500 Paramount Parkway
Morrisville, NC 27560
(919) 419-6050
Attention: Elinor Munsch

Appeals Administrator:	Severance Plan Appeals Administrator
c/o Trimeris, Inc.
3500 Paramount Parkway
Morrisville, NC 27560
(919) 419-6050
Attention: Elinor Munsch

Plan Number:	501

Plan Year:	Calendar Year

Plan Type:	Welfare Benefit Plan

Original Effective Date:	July 1, 2003

Effective Date of Amendment and Restatement:	November 1, 2006
(except as otherwise stated)

Agent For Service of Legal Process:	Chief Financial Officer/General Counsel
Trimeris, Inc.
3500 Paramount Parkway
Morrisville, NC 27560
(919) 419-6050

ADOPTION OF THE PLAN

For the purpose of evidencing the adoption of this amended and restated Severance Pay Plan, the undersigned officer has executed this Plan Document and Summary Plan Description on behalf of Trimeris, Inc. this 3rd day of December, 2006.

Trimeris, Inc.

By:	/s/ Dani P. Bolognesi
Authorized Officer